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                                                                      EXHIBIT 11


                                ROCK-TENN COMPANY
                        COMPUTATION OF EARNINGS PER SHARE
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


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

                                                                                              Years Ended September 30,
                                                                                ------------------------------------------------
                                                                                   1997                1996               1995
                                                                                ------------------------------------------------
Primary:

Average shares outstanding.........................................                33,514              33,201            33,281
Net effect of dilutive stock options -
     based on the treasury stock method
     using average market price....................................                   830                 813               885
                                                                               ----------           ---------         ---------
             Total.................................................                34,344              34,014            34,166
                                                                               ==========           =========         =========
Net income available to common shareholders........................            $   16,101           $  51,125         $  41,432
                                                                               ==========           =========         =========
Per share amount...................................................            $      .47           $    1.50         $    1.21
                                                                               ==========           =========         =========

Fully diluted:

Average shares outstanding.........................................                33,514              33,201            33,281
Net effect of dilutive stock options -
     based on the treasury stock method
     using the year-end market price if
     higher than the average market price..........................                   923                 918               902
                                                                               ----------           ---------         ---------
             Total.................................................                34,437              34,119            34,183
                                                                               ==========           =========         =========
Net income available to common shareholders........................            $   16,101           $  51,125         $  41,432
                                                                               ==========           =========         =========
Per share amount...................................................            $      .47           $    1.50         $    1.21
                                                                               ==========           =========         =========
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